CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Fund Service Providers", "Miscellaneous Information - Independent Registered Public Accounting Firm", and to the incorporation by reference of our report dated October 18, 2007 on the August 31, 2007 financial statements of the Claymore Exchange-Traded Fund Trust 2 comprised of the Claymore/Robeco Developed International Equity ETF, Claymore/Robeco Developed World Equity ETF and Claymore S&P Global Water Index ETF in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust 2 filed with the Securities and Exchange Commission in this Post Effective Amendment No. 24 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-135105).


                                               ERNST & YOUNG LLP

Chicago, Illinois
December 13, 2007